Exhibit 99.1
NEWS RELEASE
1495 Steiger Lake Lane
Victoria, Minnesota 55386
952-443-2500

CONTACTS:	For Immediate Release
Mark B. Thomas, CEO
Mark B. Thomas Reappointed CEO/CFO and Elected to Board of Directors
MINNEAPOLIS, MINNESOTA, May 22, 2007 — HEI, Inc. (NASDAQ: HEII — www.heii.com) announced today that the Board of Directors has reappointed Mark B. Thomas as the Company’s Chief Executive Officer and Chief Financial Officer. The reappointment is effective immediately. Mr. Thomas was also elected by the Board as a Class I Board member to fill a vacancy in the Board of Directors. The Company previously reported that Mr. Thomas would resign as the Company’s Chief Executive Officer and Chief Financial Officer effective May 31, 2007. Mr. Thomas’ compensation arrangement with the Company will remain the same as that in place prior to the notice of resignation.
Thomas F. Leahy, Chairman of HEI, Inc. commented, “We are extremely pleased that Mark reconsidered his decision and we are confident that Mark is the right person to lead the Company’s aggressive efforts to stabilize operations, increase sales, restructure and return to profitability.”

HEI, Inc. designs, develops and manufactures microelectronics, subsystems, systems, connectivity and software solutions for OEMs engaged for the medical equipment and medical device, hearing, communications, and industrial markets. HEI provides its customers with a single point of contact that can take an idea from inception to a fully functional, cost effective and manufacturability product utilizing innovative design solutions and by the application of state-of-the-art materials, processes and manufacturing capabilities.

Headquarters & Microelectronics Division	PO Box 5000, 1495 Steiger Lake Lane, Victoria, MN 55386
-Advanced Medical Division	4801 North 63rd Street, Boulder, CO 80301
-High Density Interconnect Division	610 South Rockford Drive, Tempe, AZ 85281
RF Identification and Smart Card Division	1546 Lake Drive West, Chanhassen, MN 55317
FORWARD LOOKING INFORMATION
Information in this news release, which is not historical, includes forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Statements contained in this press release, including the implementation of business strategies, and future results are forward looking statements. All of such forward-looking statements involve risks and uncertainties including, without limitation, continuing adverse business and market conditions, the ability of HEI to secure and satisfy customers, the availability and cost of materials from HEI’s suppliers, our ability to satisfy financial or other obligations or covenants set forth in our financing agreements, adverse competitive developments, change in or cancellation of customer requirements, collection of receivables and outstanding debt, HEI’s ability to control fixed and variable operating expenses , and other risks detailed from time to time in HEI’s SEC filings. We undertake no obligation to update these statements to reflect ensuing events or circumstances, or subsequent actual results. See the risk factor section in our annual report on Form 10K for year ended September 2, 2006.